Exhibit 99.2

EITF 00-21

Change in Accounting Principle: Revenue Arrangements with Multiple Deliverables

In May 2003, the Emerging Issues Task Force of the Financial Accounting Standards Board (FASB), the private sector organization that establishes financial accounting and reporting standards, finalized a new accounting rule that affects how revenues are recognized on certain types of long-term service contracts.

The new rule is called “Accounting for Revenue Arrangements with Multiple Deliverables,” or EITF 00-21. It primarily affects Viisage’s Secure Identification Segment and specifically the company’s state drivers’ license contracts that involve upfront system implementation hardware, software, software development and other services as well as ongoing production services, where the timing of billings is usually not consistent with the timing of costs.

Separate Units of Accounting

EITF 00-21 affects revenue recognition in a number of industries with contracts similar in nature to those of Viisage. A company such as Viisage often has complex contracts that involve the delivery or performance of more than one product or service at different points in time and over different time periods. For example, at the beginning of some of these contracts, when Viisage is designing or installing a system for a state to produce drivers’ licenses, costs exceed billings. After the upfront hardware, software development and installation services investments, however, billings exceed costs, so that the entire project generates a profit.

Prior to adoption of the new rule, an accounting method for long-term contracts, known as “percentage-of-completion,” or POC accounting was utilized by Viisage. Under POC, Viisage accounted for these contracts as one accounting unit and recognized revenue based upon the percentage of work completed. As a result, based upon initial costs incurred at the beginning of a contract, Viisage would record a portion of amounts not yet billed to the customer as revenue. Under POC, any revenue in excess of billed amounts was reflected on the balance sheet as “costs and estimated earnings in excess of billings,” and revenue and associated costs were recognized on a cost-to-cost basis using labor costs to total labor costs as the measurement of progress.

The new rule now requires companies to separate components of a complex contract into separate units of accounting. For example, building a system is accounted for differently than managing a system. Application of the rule will result in Viisage recognizing revenue when it is billed.

Costs incurred for the development of a Secure Identification system will generally be deferred and amortized over the life of the contract. In general, under this new rule, as compared to POC accounting, Viisage will report lower amounts of revenue and income in the early stages of contracts and higher amounts of revenue and income in later contract stages. (Note: If for any reason total costs for designing and installing a system are expected to exceed the relative fair value of those products and services, the excess must be accrued as a loss in the period in which the loss becomes known.)

Cumulative Adoption

Under EITF 00-21, companies have two options for adopting the new rule. One option allows the rule to be applied retroactively to existing contracts as well as future contracts. Under this option, a company records a one-time cumulative accounting adjustment to reflect assets, liabilities, and shareholders’ equity in the appropriate amounts as if the new accounting rule had always been applied.

A second option allows a company to apply the rule only to contracts signed after June 30, 2003, and does not require a one-time adjustment.

Viisage believes the first option is preferable because it results in consistency in accounting for both existing and future contracts and more closely aligns periodic earnings with cash flows. Viisage, therefore, elected to apply the rule retroactively.

Impact on Balance Sheet

The adoption of EITF 00-21 resulted in a non-cash adjustment reported as a cumulative effect of a change in accounting principle of $12.1 million. The cumulative effect adjustment reflects the reversal of unbilled revenue net of associated costs related to our secure identification contracts.

Balance Sheet Impact of EITF 00-21 (in millions, as of January 1, 2003)

	December 31,	January 1,
	2002	2003
Financial position
Costs and estimated earnings in excess of billings	$23.4	$5.5
Property and equipment, net	$16.6	$21.2
Total assets	$61.2	$47.8
Accounts payable and accrued expenses	$7.0	$5.8
Shareholders’ equity	$39.1	$26.9
Total liabilities and shareholders’ equity	$61.2	$47.8

Note: The earnings impact of the one-time adjustment is reflected in revised Q1 2003 earnings.

Viisage expects to recover the cumulative adjustment in future fiscal periods, as services are performed under its existing contracts.

For more information on EITF 00-21, please see the EITF portion of the FASB web site at http://www.fasb.org/eitf/index.shtml.